Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp’s Full Year Earnings Increase 166% with a more than Doubling of Assets for a Second Consecutive Year

Rancho Cucamonga, CA. (January 12, 2004) — Vineyard National Bancorp (NASDAQ:VNBC), and its subsidiary Vineyard Bank, today reported record earnings for the year ending December 31, 2003 of $8.0 million, or $2.15 per diluted share, compared with net earnings of $3.0 million or $1.07 per diluted share for the year ending December 31, 2002. The growth in earnings of $5.0 million represented an increase of 166% over the comparable period last year. Diluted earnings per share increased 101%, which produced a return on beginning common equity of approximately 42% and a return on average common equity of approximately 37%.

All diluted earnings per share amounts have been adjusted to reflect the Company’s recently declared 5% stock dividend, the recently issued convertible Series B preferred stock (discussed below), stock option grants and warrants outstanding to acquire its shares. In late September 2003, the Company issued $28.8 million of 5.60% Noncumulative Convertible Series B Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock is convertible at the holder’s option into a share of the Company’s common stock at a conversion price, now adjusted by the stock dividend, of $33.22 per share of common stock.

The conversion of the Series B Preferred Stock into common stock would add approximately 865,000 of newly issued shares of the Company’s common stock into the marketplace, and therefore is used in calculating the Company’s diluted earnings per share in accordance with Accounting Standards issued by the Financial Accounting Standards Board.

After the release of the Company’s third quarter operating results, management increased its earnings estimate for the full year 2003 to a range of $2.20 to $2.30 per diluted share. Adjusting the actual diluted earnings per share for 2003 of $2.15 by the recently declared 5% stock dividend, the Company’s diluted earnings per share for 2003 would have been $2.26, and excluding the impact of the shares required to be included in the calculation arising from the Series B Preferred Stock, the diluted earnings per share would have been $2.42.

Continuing its practice established last year, management of the Company has established an initial earnings estimate for the year ending December 31, 2004 with a range of $2.85 to $3.10 per diluted share, which incorporates the effect of the Preferred Stock, the 5% stock dividend, as well as existing stock options and warrants. Within each subsequent reporting period, management will update the range given the current economic and market factors.

Earnings for the fourth quarter ending December 31, 2003 were $2.6 million or $0.58 per diluted share, as compared to earnings of $1.1 million or $0.34 per diluted share for the comparable period in 2002, an increase of $1.5 million or approximately 140%. Net earnings for the fourth quarter of 2003 produced an annualized return on average common equity of approximately 39% for the period.

The Company’s net interest income before its provision for loan losses increased by $14.9 million, or 111% for the full year of 2003 as compared with the same period in 2002. Other operating income for the full year of 2003 increased by $1.9 million, or 48%, as compared to the same period in 2002. Total net revenues (net interest income and other operating income) for the full year of 2003 increased by $16.8 million or 97% as compared to the same period in 2002. The net interest margin of the Bank for the year ended December 31, 2003 was approximately 4.9%.

Total assets increased by $501.7 million, or 130%, to $887.0 million at December 31, 2003 over year-end 2002 results. The Company’s growth in its loan portfolio produced an increase of $343.7 million or 136% for the full year, bringing gross loans outstanding to $597.0 million at year-end 2003 as compared to year-end 2002’s level of $253.3 million. The 2003 operating year represented the Company’s first full year, in which all of its specialty lending units were fully engaged, with an expanded commercial income property and multi-family lending operation commencing in the fourth quarter. Over the past three years, net loan growth has generated over $500 million in earning assets, or over 650% in actual growth, with asset quality remaining strong and only minimal charge-offs over that same period.

For the full year ended December 31, 2003, total deposits increased by $315.8 million, or 110%, to $603.3 million, as compared to year-end 2002’s level of $287.5 million. The Company continues to seek out and develop depository relationships with both local businesses and individuals. Each of the Company’s nine community banking centers has actively deployed its personnel into the local markets, and together with additional branding and marketing campaigns, continues to increase their respective market share in each community. The Company’s cost of funds of approximately 1.75% remains consistent with the levels experienced over the past three years while it has increased the total deposit base by approximately 500% to its levels of today.

“We have just completed our third year of operations under our strategic plan, and we enter the New Year well-positioned to take advantage of the opportunities available in our marketplace, the Inland Empire and our expanding product lines. Our efforts to date have been built around relationships and exceptional people. We have invested heavily in our employees, increasing our team from 115 to over 200 individuals over the past year,” stated Norman Morales, President and Chief Executive Officer.

He also added, “Our recent capital offerings will afford us the resources to expand our operations, diversify our revenue streams, and enhance our infrastructure for the next phase of our strategic plan. We are able to compete more effectively with other financial institutions, while being able to take advantage of the flexibility that our structure provides us.”

Total operating expenses for the full year ended December 31, 2003 were $16.8 million, an increase of $6.0 or 56% over the same period in 2002. The Company has added resources to its operating areas in business development personnel, credit administration, information technology, training, marketing and other personnel to support the growth realized in the past three years. This has, in turn, increased the costs associated with salaries, cash incentives and benefits for the full year of 2003 to $8.9 million, representing 53% of total operating costs.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 49% for the full year ended December 31, 2003, as compared with 62% for the same period in 2002.

The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $3.7 million for the full year of 2003, compared to $1.4 million in the same period for 2002. This contributed to the increase of the allowance for possible loan losses by 151% to $7.5 million, or 1.3% of gross loans outstanding at year-end 2003. The Company will continue to build the allowance for possible loan losses in the future as it expands its loan portfolio both in size and diversity.

For the full year ended December 31, 2003, the Company’s income tax provision was $5.5 million as compared to $2.1 million in the same period in 2002.

The Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater. The Bank’s total risk-based and leverage capital ratios were 13.8% and 10.3% at December 31, 2003, respectively.

During the fourth quarter, the Company completed the issuance of an additional $10.0 million of Trust Preferred Securities through a newly formed subsidiary, Vineyard Statutory Trust IV. The use of proceeds included the contribution of $5.0 million into the Bank as additional capital to support its growth, operations and lending requirements, while retaining approximately $5.0 million in the holding company for future operating purposes. The Company’s current capitalization will support growth of an additional $400 million in assets, or slightly less than the level experienced this past year.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared a presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates nine full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale, La Verne, and Manhattan Beach, in addition to loan production offices in Irvine, San Diego and Beverly Hills. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC. Shares of the Company’s Series B Preferred Stock are traded on the American Stock Exchange under the ticker symbol VLP PrB.

     This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730
Tel: (909) 581-1668 Fax: (909) 945-2975
Email address: shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	December 31,	December 31,
	2003	2002	$ Change	% Change

	(unaudited)	(audited)
Assets
Federal funds sold	$39,400	$15,829	$23,571	149%
Investment securities available-for-sale	202,068	87,553	114,515	131%
Loans	596,982	253,251	343,731	136%
Less allowance for loan losses	(7,537)	(3,003)	(4,534)	151%

Net loans	589,445	250,248	339,197	136%

Total Earnings Assets	830,913	353,630	477,283	135%
Cash and due from banks	18,842	17,533	1,309	7%
Premises and equipment, net	9,435	5,600	3,835	68%
Other assets	27,785	8,539	19,246	225%

Total Assets	$886,975	$385,302	$501,673	130%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$94,156	$61,906	$32,250	52%
Interest-bearing	509,164	225,606	283,558	126%

Total Deposits	603,320	287,512	315,808	110%
Federal Home Loan Bank advances	182,000	45,000	137,000	304%
Other borrowings	—	5,000	(5,000)	-100%
Subordinated debentures	5,000	5,000	—	0%
Company obligated preferred trust debentures	37,000	17,000	20,000	118%
Other liabilities	7,480	5,832	1,648	28%

Total Liabilities	834,800	365,344	469,456	128%
Stockholders’ Equity
Series A perpetual preferred stock	2,450	2,450	—	0%
Series B convertible preferred stock	26,549	—	26,549	100%
Common stock equity	26,264	17,399	8,865	51%
Cumulative other comprehensive (loss) gain	(3,088)	109	(3,197)	N/A

Total Stockholders’ Equity	52,175	19,958	32,217	161%

Total Liabilities and Stockholders’ Equity	$886,975	$385,302	$501,673	130%

Number of Shares of Common Stock Outstanding	3,146,157 *	2,992,164 *

Number of Shares of Common Stock, assuming conversion of Series B preferred stock	4,011,624	*	N/A
Net Book Value of Common Stock, Basic	$7.37	*	$5.85	*
Net Book Value of Common Stock, excluding other comprehensive (loss) gain	$8.35	*	$5.81	*
Net Book Value of Common Stock, Basic, assuming conversion of Series B preferred stock	$12.40	*	N/A

*	Estimated number of shares and book value per share were adjusted to reflect the 5% stock dividends declared in December 2003 and in December 2002.

CONTACT:
Vineyard National Bancorp, Rancho Cucamonga, CA
Norman Morales, (909) 987-0177

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
(dollars in thousands, except per share amounts)

	Twelve Months Ended Dec. 31,

	2003		2002		$ Change	% Change

Interest Income
Loans, including fees	$31,080		$16,457		$14,623	89%
Investment securities and Federal funds sold	8,457		2,713		5,744	212%

Total Interest Income	39,537		19,170		20,367	106%
Interest Expense
Deposits	8,281		4,414		3,867	88%
Other borrowings	2,998		1,351		1,647	122%

Total Interest Expense	11,279		5,765		5,514	96%
Net Interest Income	28,258		13,405		14,853	111%
Provision for loan losses	3,710		1,430		2,280	159%

Net interest income after provision for loan losses	24,548		11,975		12,573	105%
Other operating income	5,798		3,907		1,891	48%

Gross Operating Income	30,346		15,882		14,464	91%
Operating Expenses
Salaries and benefits	8,872		5,125		3,747	73%
Occupancy and equipment	2,664		1,658		1,006	61%
Other operating expenses	5,278		4,010		1,268	32%

Total Operating Expenses	16,814		10,793		6,021	56%
Earnings before income taxes	13,532		5,089		8,443	166%
Income tax provision	5,540		2,081		3,459	166%

Net Earnings	$7,992		$3,008		$4,984	166%

Basic earnings per common share	$2.41	*	$1.26	*	$1.15	91%
Diluted earnings per common share	$2.15	*	$1.07	*	$1.08	101%
Efficiency Ratio	49%		62%

*	Earnings per share were adjusted to reflect the 5% stock dividends declared in December 2003 and in December 2002.

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended Dec. 31,

	2003		2002		$ Change	% Change

Interest Income
Loans, including fees	$10,435		$4,525		$5,910	131%
Investment securities and Federal funds sold	2,898		879		2,019	230%

Total Interest Income	13,333		5,404		7,929	147%
Interest Expense
Deposits	2,609		1,419		1,190	84%
Other borrowings	956		313		643	205%

Total Interest Expense	3,565		1,732		1,833	106%
Net Interest Income	9,768		3,672		6,096	166%
Provision for loan losses	1,500		285		1,215	426%

Net interest income after provision for loan losses	8,268		3,387		4,881	144%
Other operating income	1,532		1,367		165	12%

Gross Operating Income	9,800		4,754		5,046	106%
Operating Expenses
Salaries and benefits	2,954		1,430		1,524	107%
Occupancy and equipment	902		462		440	95%
Other operating expenses	1,555		999		556	56%

Total Operating Expenses	5,411		2,891		2,520	87%
Earnings before income taxes	4,389		1,863		2,526	136%
Income tax provision	1,796		771		1,025	133%

Net Earnings	$2,593		$1,092		$1,501	137%

Basic earnings per common share	$0.67	*	$0.36	*	$0.31	86%
Diluted earnings per common share	$0.58	*	$0.34	*	$0.24	71%
Efficiency Ratio	48%		57%

*	Earnings per share were adjusted to reflect the 5% stock dividends declared in December 2003 and in December 2002.